Equinix Investor Relations Contacts:        Equinix Media Contacts:
invest@equinix.com                    press@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX REPORTS FIRST-QUARTER 2025 RESULTS
Strong Start to 2025 as Company Exceeds Expectations Across Key Financial Metrics with Continued Positive Outlook for Increases in Recurring Revenue and Margin Expansion for the Year

•Quarterly revenues of $2.2 billion, an increase of 5% over the same quarter last year as-reported, or 8% on a normalized and constant currency basis, excluding the impact of power pass-through
•Sustained demand and improved sales execution resulted in gross and net bookings above our expectations for the quarter
•Strategy resonating with the marketplace, providing continued confidence in 2025 outlook
REDWOOD CITY, Calif. - April 30, 2025 - Equinix, Inc. (Nasdaq: EQIX), the world’s digital infrastructure company®, today reported results for the quarter ended March 31, 2025.
"We delivered a strong start to the year, exceeding our expectations for both bookings and financial performance," said Adaire Fox-Martin, CEO and President, Equinix. "Demand for our digital infrastructure and services remains robust. This, together with a healthy balance sheet and customer momentum across a full breadth of geographies, industries, segments, and products, reaffirms our confidence in our strategy and ability to create even greater value. As a result, we raised our guidance across our key financial metrics. I believe our focus on serving our customers even better and innovating the solutions and capacity they need to execute their AI, cloud, and digital strategies, will continue to unlock considerable value in the near and long-term."

First-Quarter 2025 Results Summary
•Revenues
◦$2.225 billion, a 5% increase over the same quarter of the previous year on an as-reported basis, or an 8% increase on a normalized and constant currency basis, excluding the impact of power pass-through
•Operating Income
◦$458 million, a 26% increase over the same quarter of the previous year, primarily due to strong underlying operating performance
•Net Income Attributable to Common Stockholders and Net Income per Share Attributable to Common Stockholders
◦$343 million, a 48% increase over the same quarter of the previous year, primarily due to higher underlying income from operations
◦$3.50 per share, a 44% increase over the same quarter of the previous year
•Adjusted EBITDA
◦$1.067 billion, adjusted EBITDA margin of 48%, an 8% increase over the same quarter of the previous year on an as-reported basis or a 9% increase on a normalized and constant currency basis, and above the top-end of our guidance range due to strong operating performance
•AFFO and AFFO per Share
◦$947 million, a 12% increase over the same quarter of the previous year on an as-reported basis and a 13% increase on a normalized and constant currency basis due to strong operating performance and favorable net interest expense
◦$9.67 per share, a 9% increase over the same quarter of the previous year on both an as-reported and a normalized and constant currency basis
2025 Annual Guidance Summary
Raising guidance across key financial metrics to reflect strong Q1 performance and expected benefit from shift in FX rates relative to the U.S. Dollar
•Revenues
◦Increase of $142 million to $9.175 - $9.275 billion, a 5 - 6% as-reported increase over the previous year or 7 - 8% on a normalized and constant currency basis, excluding the year-over-year impact of the power pass-through
•Adjusted EBITDA
◦Increase of $85 million to $4.471 - $4.551 billion, adjusted EBITDA margin of 49%, an approximate 210 basis-point expansion over the previous year
•AFFO and AFFO per Share
◦Increase of $69 million to $3.675 - $3.755 billion, a 9 - 12% as-reported and normalized and constant currency increase over the previous year
◦Increase of $0.67 to $37.36 - $38.17 per share, a 7 - 9% as-reported and normalized and constant currency increase over the previous year

GAAP and Non-GAAP Disclosure
Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.
Equinix is not reasonably able to provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.
All per-share results are presented on a fully diluted basis.
Business Highlights
•Equinix continues to cultivate and win significant opportunities on the back of strong demand for both AI and the broader set of workloads associated with cloud services.
◦To meet the growing demand for advanced accelerated infrastructure, NVIDIA unveiled NVIDIA Instant AI Factory in March, a managed service featuring the Blackwell Ultra-powered NVIDIA DGX SuperPOD. Equinix will be the first to offer the new DGX GB300 and DGX B300 systems in its preconfigured liquid- or air-cooled AI-ready data centers located in 45 markets around the world. This builds on Equinix's strong partnership with NVIDIA and reinforces the companies' shared commitment to enabling next-gen AI computer power.
◦In March, Block announced it will be the first company in North America to deploy the NVIDIA DGX SuperPod with DGX GB200 systems. Its intent is to support research and training of open-source AI models with novel capabilities in unexplored areas. By deploying at Equinix, Block can leverage its unique ecosystems to ensure data privacy, flexibility and edge connectivity to thousands of partners.
◦Groq, the pioneer in AI inference, is rapidly scaling its high-performance infrastructure through Equinix. The company's ecosystems and wide global footprint will serve as a connectivity gateway to Groq's end customers and enable efficient enterprise AI workflows at scale.
•Equinix's leading global interconnection franchise performed well, with revenues increasing 7% year-over-year or 9% on a normalized and constant currency basis. In Q1, Equinix experienced strong adoption of Fabric Cloud Router, a virtual routing service that facilitates seamless connections across multiple clouds and on-premise deployments.
•Equinix continues to expand its global data center footprint to accommodate the demand for AI and cloud services. The company currently has 56 major projects underway in 33 metros across 24 countries, including 12 xScale® projects.

◦The company added four new projects since last quarter across Frankfurt, Miami, Mumbai and Washington, D.C. Additionally, the company opened 10 major projects including capacity in Kuala Lumpur, Lagos, Manchester, Salalah, Santiago and São Paulo.
◦More than 70% of Equinix's announced retail expansion spend is allocated to the large metros such as Dallas, London, Paris, Singapore and Washington, D.C., where the company has strong, established ecosystems and a robust sales pipeline.
◦Equinix continues to make strong progress across its xScale data center portfolio, with announced projects more than 85% leased and pre-leased. In Q1, the company opened its Frankfurt 10 build, which was 100% pre-leased and sees a robust funnel of additional xScale opportunities in the quarters ahead.
•Through its comprehensive Future First sustainability strategy, Equinix continues to deliver digital infrastructure that fosters positive change through secure, efficient and responsible solutions—bringing the world together on its platform to create innovations that will enrich our work, life and planet.
◦In March, Equinix announced its inaugural issuance of S$500 million in green bonds in the Singaporean market, making it the first U.S. corporation to access the Singaporean dollar market in over five years. The proceeds will support Equinix's ongoing commitment to sustainability and enhance the operational efficiency of its portfolio. With this latest issuance, Equinix has issued a total of approximately US$7.3 billion of green bonds globally.
◦In April, Equinix announced the signing of its first renewable energy power purchase agreement (PPA) in Japan, securing 30 MW of renewable electricity capacity scheduled to commence in 2028. This renewable energy investment advances Equinix's commitment to supporting the addition of new renewable energy sources in the local markets where it operates.

•Earlier this month, Equinix appointed Harmeen Mehta as Executive Vice President and Chief Digital and Innovation Officer (CDIO), further solidifying the company's leadership in digital infrastructure. With 28 years of experience in leading extensive digital transformations within the technology infrastructure sector, Mehta brings substantial expertise to drive the company's digital transformation and innovation strategy, leveraging emerging technologies to enhance customer experience, improve operational efficiency and foster innovative business models.
Business Outlook
2025 Guidance
(in millions, except per share data)

	Prior FY 2025 Guidance	Underlying	Foreign Exchange Impact	Revised FY 2025 Guidance	Q2 2025 Guidance
Revenues	$9,033 - 9,133	+$7	+$135	$9,175 - 9,275	$2,244 - 2,264
Adjusted EBITDA Adjusted EBITDA Margin %	$4,386 - 4,466 ~49%	+$7	+$78	$4,471 - 4,551 ~49%	$1,095 - 1,115 ~49%
AFFO	$3,606 - 3,686	+$17	+$52	$3,675 - 3,755
AFFO per Share (Diluted)	$36.69 - 37.51	+$0.14	+$0.53	$37.36 - 38.17
Non-recurring Capital Expenditures (includes xScale)	$2,985 - 3,215	+$114	+$69	$3,168 - 3,398
Recurring Capital Expenditures % of revenues	$237 - 257 ~3%	+$14	+$7	$258 - 278 ~3%	$49 - 69 2 - 3%
Expected Cash Dividends	~$1,835	+$1	-	~$1,836
For the second quarter of 2025, the company expects revenues to range between $2.244 and $2.264 billion, an increase of 1% at the mid-point over the previous quarter or flat on a normalized and constant currency basis, excluding the quarter-over-quarter impact of the power pass-through. This guidance includes a $37 million step-up from recurring revenues and a $38 million foreign currency benefit when compared to the average FX rates in Q1 2025, offset by $38 million of lower sequential non-recurring revenues related to completion of xScale fit-out activity in Q1 2025. Adjusted EBITDA is expected to range between $1.095 and $1.115 billion. This guidance includes a $23 million foreign currency benefit when compared to the average FX rates in Q1 2025. Recurring capital expenditures are expected to range between $49 and $69 million.

For the full year of 2025, total revenues are expected to range between $9.175 and $9.275 billion, an as-reported increase of approximately 5 - 6% over the previous year, or a normalized and constant currency increase of approximately 7 - 8%, excluding the year-over-year impact of the power pass-through. This $142 million increase from previously issued guidance is due to a $135 million foreign currency benefit when compared to the prior guidance rates and $7 million better-than-expected Q1 performance. Adjusted EBITDA is expected to range between $4.471 and $4.551 billion, an adjusted EBITDA margin of 49%, an approximate 210 basis-point expansion over the previous year. This $85 million increase from previously issued guidance is due to a $78 million foreign currency benefit when compared to prior guidance rates and $7 million of better-than-expected Q1 operating performance. AFFO is expected to range between $3.675 and $3.755 billion, an increase of 9 - 12% over the previous year on both an as-reported and a normalized and constant currency basis. This $69 million increase from previously issued guidance is due to a $52 million foreign currency benefit when compared to prior guidance rates and $17 million better-than-expected Q1 operating performance. AFFO per share is expected to range between $37.36 and $38.17, an increase of 7 - 9% over the previous year on both an as-reported and a normalized and constant currency basis. Total capital expenditures are expected to range between $3.426 and $3.676 billion. Non-recurring capital expenditures, including xScale-related capital expenditures, are expected to range between $3.168 and $3.398 billion, and recurring capital expenditures are expected to range between $258 and $278 million.
The U.S. dollar exchange rates used for 2025 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.11 to the Euro, $1.28 to the British Pound, S$1.32 to the U.S. Dollar, ¥143 to the U.S. Dollar, A$1.58 to the U.S. Dollar, HK$7.76 to the U.S. Dollar, R$5.89 to the U.S. Dollar and C$1.40 to the U.S. Dollar. The Q1 2025 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen, Australian Dollar, Hong Kong Dollar, Brazilian Real and Canadian Dollar is 19%, 10%, 8%, 5%, 4%, 3%, 2% and 2%, respectively.
The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income or expense, adjustments for gain or loss on asset dispositions and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

Q1 2025 Results Conference Call and Replay Information
Equinix will discuss its quarterly results for the period ended March 31, 2025, along with its future outlook, in its quarterly conference call on Wednesday, April 30, 2025, at 5:30 PM ET (2:30 PM PT). A simultaneous live webcast of the call will be available on the company’s Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.
A replay of the call will be available one hour after the call through Monday, June 30, 2025, by dialing 1-203-369-3831 and referencing the passcode 2025. In addition, the webcast will be available at www.equinix.com/investors (no password required).
Investor Presentation and Supplemental Financial Information
Equinix has made available on its website a presentation designed to accompany the discussion of Equinix’s results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.
Additional Resources
•Equinix Investor Relations Resources
About Equinix
Equinix (Nasdaq: EQIX) is the world’s digital infrastructure company®. Digital leaders harness Equinix's trusted platform to bring together and interconnect foundational infrastructure at software speed. Equinix enables organizations to access all the right places, partners and possibilities to scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value, while supporting their sustainability goals.
Non-GAAP Financial Measures
Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.
Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents net income excluding income tax expense, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales.
In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix’s current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset dispositions. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix’s operating performance and cash spending levels relative to its industry sector and competitors.
Equinix excludes depreciation expense, as these charges primarily relate to the initial construction costs of a data center and do not reflect its current or future cash spending levels to support its business. Its data centers are long-lived assets and have an economic life greater than 10 years. The construction costs of a data center do not recur with respect to such a data center, although Equinix may incur initial construction costs in future periods with respect to additional data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.
In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions, and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs that Equinix also believes are not meaningful in evaluating Equinix’s current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix also excludes restructuring charges. Such charges include employee severance, facility closure costs, lease or other contract termination costs and advisory fees related to the realignment of our management structure, operations or products. Equinix also excludes impairment charges related to goodwill or long-lived assets. Equinix also excludes gain or loss on asset sales and other dispositions, as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs and gain or loss on asset sales and other dispositions are non-core transactions; however, these types of costs may occur in future periods.
Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), both commonly used in the REIT industry, as supplemental performance measures. Additionally, Equinix presents AFFO per share, which is also commonly used in the REIT industry. AFFO per share offers investors and industry analysts a perspective of Equinix’s underlying operating performance when compared to other REIT companies. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss from the disposition of non-real estate assets, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax, and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges, gain or loss on asset sales and other dispositions and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums, as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment, since it represents a cost that is not a good indicator of Equinix’s current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period’s operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX and xScale data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.
Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix’s business performance. To present this information, Equinix’s current and comparative period revenues and certain operating expenses denominated in currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.
Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations.

Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.
Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the uncertain global economy; the current inflationary environment; foreign currency exchange rate fluctuations; stock price fluctuations; availability of power, increased costs to procure power and the general volatility in the global energy market; the challenges of acquiring, operating and constructing IBX and xScale data centers, including relating to any supply chain constraints or increased costs of supplies; the challenges of developing, deploying and delivering Equinix products and solutions; delays related to the closing of any planned acquisitions subject to closing conditions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; risks related to regulatory inquiries or litigation; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in millions, except share and per share data)
(unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Recurring revenues	$2,087	$2,091	$2,010
Non-recurring revenues	138	170	117
Revenues	2,225	2,261	2,127
Cost of revenues	1,084	1,196	1,091
Gross profit	1,141	1,065	1,036
Operating expenses:
Sales and marketing	229	209	226
General and administrative	438	451	444
Restructuring charges	10	31	—
Transaction costs	6	38	2
Impairment charges	—	233	—
Total operating expenses	683	962	672
Income from operations	458	103	364
Interest and other income (expense):
Interest income	47	49	24
Interest expense	(122)	(126)	(104)
Other income (expense)	9	(11)	(6)
Gain (loss) on debt extinguishment	—	(15)	(1)
Total interest and other, net	(66)	(103)	(87)
Income before income taxes	392	—	277
Income tax expense	(49)	(14)	(46)
Net income (loss)	343	(14)	231
Net (income) loss attributable to non-controlling interests	—	—	—
Net income (loss) attributable to common stockholders	$343	$(14)	$231
Earnings (loss) per share ("EPS") attributable to common stockholders:
Basic EPS	$3.52	$(0.14)	$2.44
Diluted EPS	$3.50	$(0.14)	$2.43
Weighted-average shares for basic EPS (in thousands)	97,514	96,849	94,665
Weighted-average shares for diluted EPS (in thousands)	97,887	96,849	95,156

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net income (loss)	$343	$(14)	$231
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ("CTA") gain (loss)	319	(757)	(358)
Net investment hedge CTA gain (loss)	(129)	279	130
Unrealized gain (loss) on cash flow hedges	(14)	26	20
Total other comprehensive income (loss), net of tax	176	(452)	(208)
Comprehensive income (loss), net of tax	519	(466)	23
Net (income) loss attributable to non-controlling interests	—	—	—
Comprehensive income (loss) attributable to common stockholders	$519	$(466)	$23

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in millions, except headcount)
(unaudited)

	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$2,950	$3,081
Short-term investments	723	527
Accounts receivable, net	1,089	949
Other current assets	743	890
Total current assets	5,505	5,447
Property, plant and equipment, net	20,017	19,249
Operating lease right-of-use assets	1,477	1,419
Goodwill	5,633	5,504
Intangible assets, net	1,388	1,417
Other assets	2,059	2,049
Total assets	$36,079	$35,085
Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity
Accounts payable and accrued expenses	$1,105	$1,193
Accrued property, plant and equipment	422	387
Current portion of operating lease liabilities	150	144
Current portion of finance lease liabilities	201	189
Current portion of mortgage and loans payable	5	5
Current portion of senior notes	1,199	1,199
Other current liabilities	245	232
Total current liabilities	3,327	3,349
Operating lease liabilities, less current portion	1,380	1,331
Finance lease liabilities, less current portion	2,155	2,086
Mortgage and loans payable, less current portion	662	644
Senior notes, less current portion	13,898	13,363
Other liabilities	744	760
Total liabilities	22,166	21,533
Redeemable non-controlling interest	25	25
Common stockholders' equity:
Common stock	—	—
Additional paid-in capital	21,186	20,895
Treasury stock	(32)	(39)
Accumulated dividends	(10,798)	(10,342)
Accumulated other comprehensive loss	(1,559)	(1,735)
Retained earnings	5,092	4,749
Total common stockholders' equity	13,889	13,528
Non-controlling interests	(1)	(1)
Total stockholders' equity	13,888	13,527
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$36,079	$35,085

Ending headcount by geographic region is as follows:
Americas headcount	5,978	5,952
EMEA headcount	4,644	4,653
Asia-Pacific headcount	3,021	3,001
Total headcount	13,643	13,606

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in millions)
(unaudited)

	March 31, 2025	December 31, 2024

Finance lease liabilities	$2,356	$2,275

Term loans	647	628
Mortgage payable and other loans payable	20	21
Total mortgage and loans payable principal	667	649

Senior notes	15,097	14,562
Plus: debt issuance costs and debt discounts	123	123
Total senior notes principal	15,220	14,685

Total debt principal outstanding	$18,243	$17,609

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024
Cash flows from operating activities:
Net income	$343	$231
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	480	525
Stock-based compensation	113	101
Amortization of debt issuance costs and debt discounts	5	5
(Gain) loss on debt extinguishment	—	1
Other items	(6)	6
Changes in operating assets and liabilities:
Accounts receivable	(133)	(85)
Income taxes, net	(2)	(9)
Accounts payable and accrued expenses	(149)	(56)
Operating lease right-of-use assets	42	38
Operating lease liabilities	(39)	(32)
Other assets and liabilities	155	(127)
Net cash provided by operating activities	809	598
Cash flows from investing activities:
Purchases, sales, and distributions of equity investments, net	(39)	(3)
Purchases of short-term investments	(190)	—
Real estate acquisitions	(17)	(17)
Purchases of other property, plant and equipment	(750)	(707)
Settlement of foreign currency hedges	32	—
Net cash used in investing activities	(964)	(727)
Cash flows from financing activities:
Proceeds from employee equity awards	50	48
Contribution from non-controlling interest	—	—
Payment of dividend distributions	(468)	(412)
Proceeds from public offering of common stock, net of offering costs	99	—
Proceeds from senior notes, net of debt discounts	370	—
Repayment of finance lease liabilities	(32)	(31)
Repayment of mortgage and loans payable	(1)	(2)
Debt issuance costs	(3)	—
Net cash provided by (used in) financing activities	15	(397)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	20	(40)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(120)	(566)
Cash, cash equivalents and restricted cash at beginning of period	3,082	2,096
Cash, cash equivalents and restricted cash at end of period	$2,962	$1,530

Negative free cash flow (1)	$(116)	$(126)

		Three Months Ended
		March 31, 2025	March 31, 2024

Adjusted negative free cash flow (2)		$(99)	$(109)

(1)
We define negative free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

	Net cash provided by operating activities as presented above	$809	$598
	Net cash used in investing activities as presented above	(964)	(727)
	Purchases, sales and maturities of investments, net	39	3
	Negative free cash flow	$(116)	$(126)

(2)
We define adjusted negative free cash flow as negative free cash flow as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

	Negative free cash flow as defined above	$(116)	$(126)
	Less real estate acquisitions	17	17
	Adjusted negative free cash flow	$(99)	$(109)

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
($ in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Recurring revenues	$2,087	$2,091	$2,010
Non-recurring revenues	138	170	117
Revenues (1)	2,225	2,261	2,127

Cash cost of revenues (2)	727	821	714
Cash gross profit (3)	1,498	1,440	1,413

Cash operating expenses (4)(7):
Cash sales and marketing expenses (5)	160	136	154
Cash general and administrative expenses (6)	271	283	267
Total cash operating expenses (4)(7)	431	419	421

Adjusted EBITDA (8)	$1,067	$1,021	$992

Cash gross margins (9)	67%	64%	66%

Adjusted EBITDA margins(10)	48%	45%	47%

Adjusted EBITDA flow-through rate (11)	(128)%	(45)%	424%

FFO (12)	$647	$302	$553

AFFO (13)(14)	$947	$770	$843

Basic FFO per share (15)	$6.63	$3.12	$5.84

Diluted FFO per share (15)	$6.61	$3.11	$5.81

Basic AFFO per share (15)	$9.71	$7.95	$8.91

Diluted AFFO per share (15)	$9.67	$7.92	$8.86

		Three Months Ended
		March 31, 2025	December 31, 2024	March 31, 2024
(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$636	$626	$607
	Interconnection	229	227	215
	Managed infrastructure	63	63	66
	Other	3	7	6
	Recurring revenues	931	923	894
	Non-recurring revenues	70	76	45
	Revenues	$1,001	$999	$939

	EMEA Revenues:

	Colocation	$567	$577	$549
	Interconnection	87	87	83
	Managed infrastructure	35	34	35
	Other	27	25	24
	Recurring revenues	716	723	691
	Non-recurring revenues	27	53	36
	Revenues	$743	$776	$727

	Asia-Pacific Revenues:

	Colocation	$342	$345	$334
	Interconnection	77	79	70
	Managed infrastructure	17	18	17
	Other	4	3	4
	Recurring revenues	440	445	425
	Non-recurring revenues	41	41	36
	Revenues	$481	$486	$461

	Worldwide Revenues:

	Colocation	$1,545	$1,548	$1,490
	Interconnection	393	393	368
	Managed infrastructure	115	115	118
	Other	34	35	34
	Recurring revenues	2,087	2,091	2,010
	Non-recurring revenues	138	170	117
	Revenues	$2,225	$2,261	$2,127

		Three Months Ended
		March 31, 2025	December 31, 2024	March 31, 2024
(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$1,084	$1,196	$1,091
	Depreciation, amortization and accretion expense	(343)	(360)	(364)
	Stock-based compensation expense	(14)	(15)	(13)
	Cash cost of revenues	$727	$821	$714

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$290	$326	$270
	EMEA cash cost of revenues	281	316	305
	Asia-Pacific cash cost of revenues	156	179	139
	Cash cost of revenues	$727	$821	$714

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)	We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$667	$660	$670
	Depreciation and amortization expense	(137)	(142)	(161)
	Stock-based compensation expense	(99)	(99)	(88)
	Cash operating expense	$431	$419	$421

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$229	$209	$226
	Depreciation and amortization expense	(47)	(50)	(51)
	Stock-based compensation expense	(22)	(23)	(21)
	Cash sales and marketing expense	$160	$136	$154

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$438	$451	$444
	Depreciation and amortization expense	(90)	(92)	(110)
	Stock-based compensation expense	(77)	(76)	(67)
	Cash general and administrative expenses	$271	$283	$267

		Three Months Ended
		March 31, 2025	December 31, 2024	March 31, 2024
(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$268	$251	$259
	EMEA cash SG&A	97	106	95
	Asia-Pacific cash SG&A	66	62	67
	Cash SG&A	$431	$419	$421

(8)
We define adjusted EBITDA as net income excluding income tax expense or benefit, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs, and gain or loss on asset sales as presented below:

	Net income (loss)	$343	$(14)	$231
	Income tax expense (benefit)	49	14	46
	Interest income	(47)	(49)	(24)
	Interest expense	122	126	104
	Other (income) expense	(9)	11	6
	(Gain) loss on debt extinguishment	—	15	1
	Depreciation, amortization and accretion expense	480	502	525
	Stock-based compensation expense	113	114	101
	Restructuring charges	10	31	—
	Impairment charges	—	233	—
	Transaction costs	6	38	2
	Adjusted EBITDA	$1,067	$1,021	$992

	The geographic split of our adjusted EBITDA is presented below:

	Americas net income (loss)	$(39)	$32	$(46)
	Americas income tax expense (benefit)	47	(105)	46
	Americas interest income	(39)	(39)	(15)
	Americas interest expense	80	86	89
	Americas other (income) expense	37	(101)	(37)
	Americas (gain) loss on debt extinguishment	—	15	—
	Americas depreciation, amortization and accretion expense	271	274	305
	Americas stock-based compensation expense	75	75	66
	Americas restructuring charges	8	21	—
	Americas impairment charges	—	127	—
	Americas transaction costs	3	37	1
	Americas adjusted EBITDA	$443	$422	$409

	EMEA net income	$235	$26	$135
	EMEA income tax expense (benefit)	1	21	—
	EMEA interest income	(5)	(6)	(5)

		Three Months Ended
		March 31, 2025	December 31, 2024	March 31, 2024
	EMEA interest expense	30	26	4
	EMEA other (income) expense	(46)	104	39
	EMEA depreciation, amortization and accretion expense	123	133	133
	EMEA stock-based compensation expense	23	24	21
	EMEA restructuring charges	1	6	—
	EMEA impairment charges	—	19	—
	EMEA transaction costs	3	1	1
	EMEA adjusted EBITDA	$365	$354	$328

	Asia-Pacific net income (loss)	$147	$(72)	$142
	Asia-Pacific income tax expense (benefit)	1	98	—
	Asia-Pacific interest income	(3)	(4)	(4)
	Asia-Pacific interest expense	12	14	11
	Asia-Pacific other (income) expense	—	8	4
	Asia-Pacific (gain) loss on debt extinguishment	—	—	1
	Asia-Pacific depreciation, amortization and accretion expense	86	95	87
	Asia-Pacific stock-based compensation expense	15	15	14
	Asia-Pacific restructuring charges	1	4	—
	Asia-Pacific impairment charges	—	87	—
	Asia-Pacific adjusted EBITDA	$259	$245	$255

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region are presented below:

	Americas cash gross margins	71%	67%	71%
	EMEA cash gross margins	62%	59%	58%
	Asia-Pacific cash gross margins	68%	63%	70%
(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	44%	42%	44%
	EMEA adjusted EBITDA margins	49%	46%	45%
	Asia-Pacific adjusted EBITDA margins	54%	50%	55%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follow:

	Adjusted EBITDA - current period	$1,067	$1,021	$992
	Less adjusted EBITDA - prior period	(1,021)	(1,048)	(920)
	Adjusted EBITDA growth	$46	$(27)	$72

	Revenues - current period	$2,225	$2,261	$2,127

		Three Months Ended
		March 31, 2025	December 31, 2024	March 31, 2024
	Less revenues - prior period	(2,261)	(2,201)	(2,110)
	Revenue growth	$(36)	$60	$17

	Adjusted EBITDA flow-through rate	(128)%	(45)%	424%

(12)	FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	Net income (loss)	$343	$(14)	$231
	Net (income) loss attributable to non-controlling interests	—	—	—
	Net income (loss) attributable to common stockholders	343	(14)	231
	Adjustments:
	Real estate depreciation	297	309	316
	(Gain) loss on disposition of real estate assets	—	(1)	—
	Adjustments for FFO from unconsolidated joint ventures	7	8	6
	FFO attributable to common stockholders	$647	$302	$553

(13)	AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss from the disposition of non-real estate assets, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax, and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	FFO attributable to common stockholders	$647	$302	$553
	Adjustments:
	Installation revenue adjustment	2	(1)	(2)
	Straight-line rent expense adjustment	3	(18)	6
	Contract cost adjustment	(7)	(11)	(8)
	Amortization of deferred financing costs and debt discounts	5	5	5
	Stock-based compensation expense	113	114	101
	Stock-based charitable contributions	—	—	—
	Non-real estate depreciation expense	134	136	158
	(Gain) loss on disposition of non-real estate assets	2	—	—
	Amortization expense	48	53	52
	Accretion expense adjustment	1	4	(1)
	Recurring capital expenditures	(26)	(115)	(21)
	(Gain) loss on debt extinguishment	—	15	1
	Restructuring charges	10	31	—
	Transaction costs	6	38	2
	Impairment charges	—	233	—
	Income tax expense adjustment	6	(16)	—

		Three Months Ended
		March 31, 2025	December 31, 2024	March 31, 2024
	Adjustments for AFFO from unconsolidated joint ventures	3	—	(3)
	AFFO attributable to common stockholders	$947	$770	$843

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$1,067	$1,021	$992
	Adjustments:
	Interest expense, net of interest income	(75)	(77)	(80)
	Amortization of deferred financing costs and debt discounts	5	5	5
	Income tax expense	(49)	(14)	(46)
	Income tax expense adjustment	6	(16)	—
	Straight-line rent expense adjustment	3	(18)	6
	Contract cost adjustment	(7)	(11)	(8)
	Installation revenue adjustment	2	(1)	(2)
	Recurring capital expenditures	(26)	(115)	(21)
	Other income (expense)	9	(11)	(6)
	Adjustments for (gain) loss on asset dispositions	2	(1)	—
	Adjustments for unconsolidated JVs' and non-controlling interests	10	8	3
	AFFO attributable to common stockholders	$947	$770	$843

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to common stockholders is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share (in thousands)	97,514	96,849	94,665
	Effect of dilutive securities:
	Employee equity awards (in thousands)	373	404	491
	Shares used in computing diluted net income per share, FFO per share and AFFO per share (in thousands)	97,887	97,253	95,156

	Basic FFO per share	$6.63	$3.12	$5.84
	Diluted FFO per share	$6.61	$3.11	$5.81

	Basic AFFO per share	$9.71	$7.95	$8.91
	Diluted AFFO per share	$9.67	$7.92	$8.86